China Housing 2009 Preliminary Fourth Quarter and

Annual Contract Sales Exceed Previous Outlook

Xi’an, China – January 19, 2010 — China Housing & Land Development, Inc., (“China Housing” or the “Company,” NASDAQ: CHLN) today reported preliminary results for the fourth fiscal quarter and annual results ended December 31, 2009, significantly exceeding previous guidance.

During the fourth quarter of 2009, contract sales totaled RMB 280.5 million (US$41.1 million) of  residential and commercial unit sales from the JunJing II Phase One, Phase Two, Tsining 24-G and Puhua Phase One Projects, representing a total of 58,672 square meters.  Previous guidance was US$32 to 34 million in contract sales, and 46,000 to 48,000 square meters Gross Floor Area (“GFA”).  The Company’s average selling price per square meter in the fourth quarter 2009 was RMB 4,780.

The Company’s whole year contract sales totaled RMB 709.9 million (US$103.9 million), representing a total of 146,973 square meters, exceeding previous guidance of US$86 million to US$88 million in contract sales and 130,000 to 132,000 square meters.

Puhua Phase One, the Company’s first project in the Baqiao Development Region, started to contribute contract sales in the fourth quarter 2009. Puhua Phase One and JunJing II Phase Two are currently the Company’s major development projects and generated the majority of contract sales in the fourth quarter of 2009.

Sales contracts are reported under the percentage of completion accounting method for revenue recognition and may not be fully recognized in the fourth quarter.

According to data from E-house (China) and the Xi’an Bureau of Statistics, which track sales statistics in China’s real estate market, Xi'an residential sales in the fourth quarter 2009 totaled 5.13 million square meters for an average selling price of RMB 5,000 per square meter, a 66% increase in volume and 0.8% increase in prices compared to third quarter of 2009 results of 3.09 million square meters in sales for an average selling price of RMB 4,962 per square meters.

During 2009, the average selling price of residential units in Xi’an increased 11.2% from RMB 4,349 in January to RMB 4,835 per square meter in December, while volume increased significantly from 0.32 million square meters in January to 2.35 million square meters in December.  Total sales volume in 2009 was 12.7 million square meters.,

Mr. Xiaohong Feng, Chief Executive Officer of China Housing & Land Development said, "We are pleased with our fourth quarter sales results, and glad to see strong sales coming from the Puhua project. We are also encouraged by the increasingly strong sales momentum seen throughout the fourth quarter.”

Commenting on a series of national policies imposed on the Chinese real estate market, Mr. Feng said, "We believe the impact of Policy changes might be limited on China Housing”.  Mr. Pingji Lu, Chairman of China Housing and Land Development added, “Most of these policies target to reduce speculation and limit unreasonable housing price increases, especially in the tier-1 cities, in order to enable more people to buy their own properties. As China Housing and Land Development mainly targets middle-income, first-time home buyers or customers upgrading self-owned properties in Tier 2-3 cities,  we see limited impact from such policies, which are further validated by our results and low housing vacancy rates for our projects, or in other words, low speculation levels.”

About China Housing & Land Development, Inc.
Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor Statement
This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
+86  29 8258 2648 in Xi’an
chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86  29.8258.2632 in Xi’an
jinglu@chldinc.com

Mr. Shuai Luo
Investor Relations
+86  29.8258.2632 in Xi’an
laurentluo@chldinc.com

Mr. Bill Zima, ICR
+1  203.682.8200 in United States
William.Zima@icrinc.com

Ms. Annie Chen, ICR
+86  10.6599.7966 in Beijing
Annie.Chen@icrinc.com